Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2009 Earnings

November 5, 2009, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2009. Total revenue for the three months ended September 30, 2009 (“2009 Quarter”) decreased 1.6% to $40,273,000 compared to $40,947,000 for the three months ended September 30, 2008 (“2008 Quarter”). Operating income, which is net income available to common stockholders before gain on property dispositions, loss on early extinguishment of debt, income attributable to the noncontrolling interest and preferred stock dividends, increased 0.8% to $11,349,000 for the 2009 Quarter compared to $11,264,000 for the 2008 Quarter. Net income available to common stockholders was $5,822,000 or $0.32 per diluted share for the 2009 Quarter, compared to net income available to common stockholders of $5,736,000 or $0.32 per diluted share for the 2008 Quarter. Results for the 2008 Quarter were impacted by a one-time non-cash depreciation charge of $1,112,000 arising from the demolition of a portion of the Smallwood Village Center in conjunction with the Company’s redevelopment of the property.

Same property revenue for the total portfolio decreased 2.3% for the 2009 Quarter compared to the 2008 Quarter and same property operating income decreased 2.0%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 2.9% for the 2009 Quarter compared to the 2008 Quarter. The primary cause of this decrease was a decline in base rent due to decreased leasing levels, and to a lesser extent, reduced other income, primarily due to reduced lease termination fees collected during the 2009 Quarter. Same property operating income in the office portfolio increased 1.4% for the 2009 Quarter.

For the nine months ended September 30, 2009 (“2009 Period”), total revenue decreased 0.3% to $119,378,000 compared to $119,774,000 for the nine months ended September 30, 2008 (“2008 Period”) and operating income decreased 3.0% to $33,473,000 compared to $34,512,000 for the 2008 Period. Net income available to common stockholders was $15,712,000 or $0.88 per diluted share for the 2009 Period, compared to $19,212,000 or $1.07 per diluted share for the 2008 Period. Overall same property revenue for the total portfolio decreased 1.5% for the 2009 Period compared to the 2008 Period and same property operating income decreased 3.1%. For the 2009 Period, shopping center same property operating income decreased 4.3% due to overall increases in tenant vacancies and credit loss reserves. Same property operating income in the office portfolio increased 1.1% for the 2009 Period, due primarily to lease termination fees received, which were largely offset by increased tenant vacancy at Avenel Business Park.

As of September 30, 2009, 91.8% of the operating portfolio, including the Northrock and Westview Village development projects which are phasing into service, was leased compared to 94.7% at September 30, 2008. On a same property basis, 92.9% of the portfolio was leased, compared to the prior year level of 94.7%. The 2009 leasing percentages declined due to a net decrease of approximately 147,000 square feet of leased space.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 8.3% to $14,648,000 in the 2009 Quarter compared to $15,966,000 for the 2008 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 7.4% to $0.63 per share for the 2009 Quarter compared to $0.68 per share for the 2008 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2009 Period decreased 11.8% to $41,666,000 from $47,263,000 during the 2008 Period. Per share FFO available to common shareholders for the 2009 Period decreased 11.4% to $1.79 per diluted share compared to $2.02 per diluted share for the 2008 Period. FFO decreased in the 2009 Period primarily due to the expense associated with the second quarter financing activities ($2,023,000 or $0.09 per diluted share), increased preferred stock dividends ($1,687,000 or $0.07 per diluted share), and to a lesser extent, decreased property operating income. During the 2009 second quarter, the Company refinanced mortgage debt on four properties. As a result of these refinancings, the Company incurred expense totaling $1,660,000 related to the early retirement of the existing mortgage debt due to mature December 2011. The Company also modified its existing revolving credit agreement which was due to expire in December 2010. Interest expense and amortization of deferred debt costs includes $363,000 associated with the modification. Therefore, total expense recognized in the 2009 Period for these financing activities was $2,023,000.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Real estate investments
Land	$223,035	$215,407
Buildings and equipment	738,125	713,154
Construction in progress	126,066	98,920

	1,087,226	1,027,481
Accumulated depreciation	(270,413)	(252,763)

	816,813	774,718
Cash and cash equivalents	14,297	13,006
Accounts receivable and accrued income, net	36,815	37,495
Deferred leasing costs, net	16,170	16,901
Prepaid expenses, net	4,860	2,981
Deferred debt costs, net	7,466	5,875
Other assets	8,294	2,897

Total assets	$904,715	$853,873

Liabilities
Mortgage notes payable	$569,634	$548,265
Construction loans payable	48,294	19,230
Dividends and distributions payable	12,179	12,864
Accounts payable, accrued expenses and other liabilities	27,295	22,394
Deferred income	24,015	23,233

Total liabilities	681,417	625,986

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	179	179
Additional paid-in capital	165,794	164,278
Accumulated deficit	(123,541)	(118,865)

Total Saul Centers, Inc. stockholders’ equity	221,760	224,920
Noncontrolling interest	1,538	2,967

Total stockholders’ equity	223,298	227,887

Total liabilities and stockholders’ equity	$904,715	$853,873

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,776	$31,466	$93,572	$93,599
Expense recoveries	7,145	7,652	21,773	21,730
Percentage rent	214	253	775	799
Other	1,138	1,576	3,258	3,646

Total revenue	40,273	40,947	119,378	119,774

Operating expenses
Property operating expenses	4,919	5,360	15,134	14,872
Provision for credit losses	189	236	748	660
Real estate taxes	4,531	4,241	13,567	12,530
Interest expense and amortization of deferred debt costs	8,942	8,568	25,920	25,877
Depreciation and amortization of deferred leasing costs	7,084	8,487	21,208	22,419
General and administrative	3,259	2,791	9,328	8,904

Total operating expenses	28,924	29,683	85,905	85,262

Operating income	11,349	11,264	33,473	34,512
Loss on early extinguishment of debt	—	—	(1,660)	—
Gain on property dispositions	—	—	—	205

Net income	11,349	11,264	31,813	34,717
Income attributable to the noncontrolling interest	(1,742)	(1,743)	(4,746)	(5,837)

Net income attributable to Saul Centers, Inc.	9,607	9,521	27,067	28,880
Preferred dividends	(3,785)	(3,785)	(11,355)	(9,668)

Net income available to common stockholders	$5,822	$5,736	$15,712	$19,212

Per share net income available to common stockholders :
Diluted	$0.32	$0.32	$0.88	$1.07

Weighted average common stock :
Common stock	17,892	17,834	17,881	17,801
Effect of dilutive options	47	157	37	170

Diluted weighted average common stock	17,939	17,991	17,918	17,971

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Reconciliation of net income attributable to Saul Centers Inc. to FFO: (1)
Net income attributable to Saul Centers Inc.	$9,607	$9,521	$27,067	$28,880
Less: Gain on property dispositions	—	—	—	(205)
Add: Real property depreciation and amortization	7,084	8,487	21,208	22,419
Add: Income attributable to the noncontrolling interest	1,742	1,743	4,746	5,837

FFO	18,433	19,751	53,021	56,931
Less: Preferred dividends	(3,785)	(3,785)	(11,355)	(9,668)

FFO available to common shareholders	$14,648	$15,966	$41,666	$47,263

Weighted average shares :
Diluted weighted average common stock	17,939	17,991	17,918	17,971
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	23,355	23,407	23,334	23,387

Per share amounts:
FFO available to common shareholders (diluted)	$0.63	$0.68	$1.79	$2.02

Reconciliation of net income attributable to Saul Centers Inc. to same property operating income:
Net income attributable to Saul Centers Inc.	$9,607	$9,521	$27,067	$28,880
Add: Interest expense and amortization of deferred debt costs	8,942	8,568	25,920	25,877
Add: Depreciation and amortization of deferred leasing costs	7,084	8,487	21,208	22,419
Add: General and administrative	3,259	2,791	9,328	8,904
Add: Loss on early extinguishment of debt	—	—	1,660	—
Less: Gain on property dispositions	—	—	—	(205)
Less: Interest income	—	(190)	(6)	(501)
Add: Income attributable to the noncontrolling interest	1,742	1,743	4,746	5,837

Property operating income	30,634	30,920	89,923	91,211
Less: Acquisitions & developments	(319)	—	(3,729)	(2,298)

Total same property operating income	$30,315	$30,920	$86,194	$88,913

Total shopping centers	$23,448	$24,149	$65,219	$68,158
Total office properties	6,867	6,771	20,975	20,755

Total same property operating income	$30,315	$30,920	$86,194	$88,913

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.